Exhibit 99.2(n)(1)

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 28, 2023, with respect to the financial statements and financial highlights of abrdn Income Credit Strategies Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 10, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.